Exhibit 10.1

Privileged & Confidential
Attorney Work Product

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (including all Exhibits, this “Agreement”) is made and entered into as of August 14, 2023, by and among Lordstown Motors Corp. (“LMC”), Lordstown EV Corporation and Lordstown EV Sales LLC (collectively, the “Debtors”), and Karma Automotive LLC (“Karma”). The Debtors and Karma are individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.            On October 30, 2020, Karma commenced a suit against LMC and certain of its current and former executive officers, employees, and independent contractors in the U.S. District Court for the Central District of California (the “California District Court”), Case No. 20-cv-02104 (the “California District Court Action”), asserting claims for, among other things, misappropriation of trade secrets and intellectual property, conspiracy, breach of contract, tortious interference with contract, RICO conspiracy, and violation of the computer fraud statutes, and for injunctive relief. On April 20, 2021, Karma filed an amended, operative complaint (the “Complaint”).

B.            On June 7, 2021, LMC filed an answer to the Complaint, asserting various defenses and affirmative defenses and denying any liability or damages to Karma on or arising from any of the causes of action asserted by Karma.

C.            After nearly three years of litigation and extensive discovery in the California District Court Action and prior to the Petition Date (as defined below), the California District Court scheduled a jury trial, which is currently scheduled to begin on September 12, 2023.

D.            On June 27, 2023 (the “Petition Date”), the Debtors each commenced a voluntary case under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”), which chapter 11 cases are being jointly administered under Case No. 23-01831 (collectively, the “Chapter 11 Cases”). The Debtors continue to operate their businesses and manage their properties as debtors in possession under sections 1107(a) and 1108 of the Bankruptcy Code.

E.            On July 11, 2023, the Office of the United States Trustee for the District of Delaware appointed the official committee of unsecured creditors in the Chapter 11 Cases (the “Committee”) pursuant to section 1102 of the Bankruptcy Code. No trustee or examiner has been appointed in the Chapter 11 Cases.

F.            On June 27, 2023, the Debtors also filed with the Court a Motion for Entry of an Order (i)(a) Establishing Bidding and Auction Procedures, (b) Scheduling Certain Dates With Respect Thereto; (c) Approving the Form and Manner of Notice Thereof, (d) Approving Contract Assumption and Assignment Procedures, and (e) Granting Other Related Relief; and (ii)(a) Authorizing the Debtors to Enter into a Definitive Purchase Agreement and (b) Granting Other Related Relief [Docket No. 154] (the “Bidding Procedures Motion”) seeking approval of (a) procedures to govern the marketing and sale of their assets, noticing with respect thereto, the assumption of executory contracts and unexpired leases, and certain related relief (collectively, the ”Bidding Procedures”) and (b) a sale of all, substantially all, or a portion of the Debtors’ assets on terms to be determined (each a “Sale”).

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G.           On June 27, 2023, LMC filed a Suggestion of Bankruptcy and Notice of Automatic Stay in the California District Court Action. In light of the Chapter 11 Cases, the California District Court orally stayed the California District Court Action, but did not vacate the trial date.

H.           On July 5, 2023, Karma filed with the Court a Motion for Relief From the Automatic Stay in the Chapter 11 Cases [Docket No. 82] (the “Stay Relief Motion”).

I.            On July 13, 2023, the Debtors filed with the Court a Motion Under 11 U.S.C. §§ 502(c) and 105(a) for Entry of Orders (i) Establishing Procedures and Schedule for Estimation Proceedings and (ii) Estimation of the Amount of the Claim Held By Karma Automotive LLC [Docket No. 108] (the “Estimation Motion”).

J.            On July 19, 2023, the Debtors filed with the Court an objection to the Stay Relief Motion [Docket No. 122]. On July 20, 2023, the Committee also filed an objection to the Stay Relief Motion [Docket No. 128].

K.           On July 20, 2023, Karma filed with the Court an objection to the Estimation Motion [Docket No. 126] and the Bidding Procedures Motion [Docket No. 127]. In connection with its objections to the Estimation Motion and the Bidding Procedures Motion, Karma alleged that the Debtors had misappropriated Karma’s trade secrets and intellectual property, had incorporated such intellectual property into the Debtors’ alleged property and products, and that neither the Bidding Procedures nor any Sale should be approved by the Court absent a judicial determination of the parties’ respective property rights pursuant to an adversary proceeding under Bankruptcy Rule 7001.

L.            On July 24, 2023, Karma filed with the Court its reply in support of the Stay Relief Motion [Docket No. 144], and the Debtors filed replies in support of Bidding Procedures Motion [Docket No. 154] and the Estimation Motion [Docket No. 155].

M.          On July 27, 2023, the Court held a hearing on the Bidding Procedures Motion, the Stay Relief Motion, and the Estimation Motion, among other matters. At such hearing, the Court (a) continued the hearing with respect to the Bidding Procedures Motion, (b) granted Karma’s Stay Relief Motion, and (c) determined that the Estimation Motion was moot.

N.           On July 31, 2023, the Court entered an order granting the Stay Relief Motion [Docket No. 206] (the “Stay Relief Order”), thereby permitting Karma to proceed with the California District Court Action through a jury verdict, judgment, and post-trial motions against LMC.

O.           On August 1, 2023, the Debtors filed with the Court their schedules of assets and liabilities [Docket Nos. 210, 211, 212].

P.            On August 4, 2023, the Court conducted a continued hearing with respect to the Bidding Procedures Motion and announced that it would approve the Bidding Procedures subject to modifications and without prejudice to any party’s rights to seek to modify, extend, or vacate the deadlines set forth therein. On August 8, 2023, the Court entered an order approving the Bidding Procedures subject to modification as set forth therein [Docket No. 237] (the “Bidding Procedures Order”). The Debtors are currently marketing and pursuing one or more Sales of assets in accordance with the Bidding Procedures (the “Sale Process”).

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Q.            The Parties agree that if the California District Court Action proceeds and if there are additional potential disputes and litigation between and among the Parties, such litigation and disputes would result in significant additional cost and expense to the Parties, include the risks and uncertainty of trial and litigation, and may be protracted and burdensome for all Parties. The Parties further agree that further litigation and disputes between the Parties could also result in significant delay and hindrance of the Debtors’ efforts with respect to one or more Sales of their assets and otherwise in connection with the Chapter 11 Cases.

R.            The Parties seek to avoid the risks, cost and delay of burdensome and protracted litigation between and among the Parties, and after consultation with their respective counsel, desire to settle and resolve all of their outstanding disputes, claims, counterclaims, causes of action, and disagreements, whether asserted or unasserted, known or unknown, between and among the Parties relating to the facts alleged and the claims and counterclaims asserted in the California District Court Action without admission of any fact or the validity or invalidity of any such claims or counterclaims.

S.            The Parties to this Agreement have engaged in extensive arm’s-length negotiations and enter into this Agreement in good faith.

T.            The Parties agree that time is of the essence for this Agreement to be approved, effectuated, and completed, in its entirety, by August 28, 2023, in light of the scheduling order in the California District Court Action and to prevent any delay of the dates and deadlines set forth in the Bidding Procedures Order.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are duly acknowledged, the Parties stipulate and agree as follows:

AGREEMENT

Article I
DEFINITIONS AND INTERPRETATION

1.1            Recitals Incorporated. The Parties acknowledge and agree that the Recitals set forth above are true and accurate and such Recitals are incorporated into and made a part of this Agreement.1.2

1.2            Definitions. The following terms shall have the meanings ascribed to them or as indicated below or elsewhere in this Agreement and all schedules, exhibits and annexes hereto.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code and also includes any other Person that now or in the future directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

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“Agreement” has the meaning set forth in the Preamble.

“Approval Order” means an order of the Court entered in the Chapter 11 Cases in which the Court approves this Agreement pursuant to Bankruptcy Rule 9019 and Bankruptcy Code section 363 that is substantially in the form and substance of Exhibit B to this Agreement or is otherwise reasonably acceptable to the Parties.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Bidding Procedures” has the meaning set forth in the Recitals.

“Bidding Procedures Motion” has the meaning set forth in the Recitals.

“Bidding Procedures Order” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized to close.

“California District Court” has the meaning set forth in the Recitals.

“California District Court Action” has the meaning set forth in the Recitals.

“California District Court Order” means an order entered by the California District Court promptly following entry of the Approval Order and Karma’s receipt of the Settlement Payment from Debtors (i) staying all dates, statutes of limitation and deadlines in the California District Court Action as to all defendants and causes of action, (ii) dismissing the California District Court Action with prejudice as to all defendants upon the certification of the Parties that the Approval Order has become a Final Order, and (iii) that is substantially in the form and substance of Exhibit C to this Agreement or is otherwise reasonably acceptable to the Parties.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Claims” has the meaning set forth in section 101(5) of the Bankruptcy Code and also includes actions, claims, demands, causes of action, suits, controversies, liens, indemnities, guaranties, obligations, liabilities, remedies, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, franchise, and rights of every kind, nature, or character; whether absolute, inchoate, or contingent; whether determined or undetermined, proven or unproven; whether held individually, jointly, or jointly and severally; whether arising directly, indirectly, derivatively, or by way of any legal or equitable right of subrogation, contribution, indemnity, injunction, specific performance, estoppel, marshalling of assets, or otherwise; whether for compensation, relief, protection, punishment, or any other remedy or result of any kind, character, or nature; whether based upon any intentional or negligent conduct, strict liability, any tort of any kind, upon any breach of any contract or upon any other grounds or upon any other theory whatsoever; whether asserted or subject to assertion by complaint, cross-complaint, counterclaim, affirmative defense, or other pleading, by motion, by notice, or otherwise; whether asserted or subject to assertion in any jurisdiction, in any court or other forum, or with any federal, state, county, municipal, or other governmental authority, agency, or official; and whether arising at law, in equity, or otherwise, including the California District Court Action and the Estimation Motion.

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“Committee” has the meaning set forth in the Recitals.

“Complaint” has the meaning set forth in the Recitals.

“Court” is the United States Bankruptcy Court for the District of Delaware

“Debtors” has the meaning set forth in the Preamble.

“Debtor Release Party” has the meaning set forth in Section 3.1(b).

“Estimation Motion” has the meaning set forth in the Recitals.

“Final Order” means an order or judgment of the Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, that, the possibility that a request for relief under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, the local rules of the Court or applicable non-bankruptcy law, may be filed relating to such order shall not prevent such order from being a Final Order.

“Intellectual Property Rights” or “IP Rights” means any and all intellectual or industrial property rights or other proprietary rights recognized under applicable law anywhere in the world, whether or not filed, perfected, registered, or recorded and whether now or hereafter existing, filed, issued, or acquired, including all: (i) patents, patent applications (along with patents issuing thereon), including any such rights granted upon any reissue, re-examination, division, parent, extension, provisional, continuation, or continuation-in-part applications and equivalent rights anywhere in the world in inventions and discoveries, including foreign counterparts (collectively, “Patents”); (ii) rights associated with works of authorship (including rights in mask works and semiconductor topology) and literary property, including copyrights, copyright applications and copyright registrations, and moral rights; (iii) any and all trademarks, service marks, logos, trade dress, trade names and service names, whether or not registered, and the goodwill associated therewith and the right to sue for passing off (collectively, “Marks”); (iv) rights in Software, (v) rights in know-how; (vi) rights in designs; (vii) database rights; (viii) trade secret rights and rights in confidential or proprietary information; (ix) rights of privacy and publicity; and (x) rights in and arising from applications, registrations and extensions relating to, and renewals of, any of the foregoing anywhere in the world and any other rights of any kind whatsoever accruing under any of the foregoing anywhere in the world.

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“Karma” has the meaning set forth in the Preamble.

“Karma Intellectual Property” or “Karma IP” means any and all IP Rights or Technology (or both) owned (or purported to be owned), licensed, or controlled by Karma that (i) was or is in the possession, custody or control of any Debtor, (ii) was or is used or practiced in (or held for use or practice in), or referenced by any Debtor to develop, the business, products or services (or any combination of the foregoing) of any Debtor, or (iii) was or is asserted to be infringed, misappropriated, diluted, misused or otherwise violated in the Complaint, or California District Court Action or the Chapter 11 Cases.

“Karma Release Party” has the meaning set forth in Section 3.1(b).

“License” has the meaning set forth in the License Agreement.

“License Agreement” has the meaning set forth in Section 2.3 and is in the form attached as Exhibit A to this Agreement.

“License Payment” or “Royalty” has the meaning set forth in Section 2.2.

“Licensee Parties” has the meaning set forth in Section 2.3.

“Licensor Parties” has the meaning set forth in Section 2.3.

“Lien” shall mean any lien, security interest, mortgage, encumbrance, easement, license or charge of any kind.

“LMC” has the meaning set forth in the Preamble.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Petition Date” means June 27, 2023.

“Person” means (i) any person, individual, corporation, company, partnership, joint venture, firm, limited liability company, joint stock company, joint venture, estate, trust, business trust, unincorporated organization, trust, or association, (ii) the United States Trustee, (iii) any Governmental Unit or any political subdivision thereof, or (iv) any other entity.

“Related Party” means, with respect to a Person, any of its or its Affiliates’, direct and indirect suppliers, manufacturers, vendors, importers, resellers, service providers, customers, licensees, sublicensees, distributors, and retailers.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Sale” has the meaning set forth in the Recitals.

“Sale Process” has the meaning set forth in the Recitals.

EXECUTION VERSION

“Settlement Effective Date” has the meaning set forth in Section 2.1.

“Settlement Motion” has the meaning set forth in Section 2.1(a).

“Settlement Payment” means $40,000,000 in cash.

“Software” means any and all (i) computer programs, applications or code (including any and all compilers, middleware, tools, firmware, operating systems, specifications, platforms, interfaces, architecture, modules, test specifications, scripts, executables, libraries, software implementation of algorithms, heuristics, models and methodologies, and other components thereof), whether in source code or object code, (ii) databases, computations, and compilations, including any and all data and collection of data, whether machine readable or otherwise, (iii) all documentation, including descriptions, developer notes, instructions, comments, architectural and design specifications, annotations, flow charts, and processes, know-how, operating procedures, methods, and technical manuals relating to any of the foregoing, and (iv) all versions, updates, releases, patches, corrections, customizations, enhancements and modifications thereto.

“Stay Relief Motion” has the meaning set forth in the Recitals.

“Stay Relief Order” has the meaning set forth in the Recitals.

“Technology” means any and all Software, technology, know-how, trade secrets, confidential information and other information and materials including: (i) systems, formulae, algorithms, procedures, processes, methods, methodologies, models, techniques, know-how, ideas, creations, concepts, inventions, discoveries, improvements, and invention disclosures (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials including engineering plans and bills of materials; (iii) works of authorship, mask works, specifications, designs, models, devices, prototypes, schematics, manuals, source code, tools, reports, analyses, writings, and other works of authorship and copyrightable subject matter, (iv) trade secrets or other confidential or proprietary information including any and all formulas, systems, project planning documentation, estimates, analyses, forecasts, figures, designs, patterns, compilations, programs, devices, methods, methodologies, strategies, techniques, processes, files, records and information (including regarding employees, customers, prospective customers, independent contractors, subcontractors, consultants, independent contractors, vendors, and suppliers), profiles, specifications, account histories, financial and accounting information (including budgets, cost, pricing and billing information, price lists, financial policies and procedures, targets, and revenues and profit margins), communications and, when referring to Karma’s or any of its Affiliates’ Technology includes information disclosed by Karma under the Mutual Non-Disclosure Agreement, dated February 7, 2020, between LMC and Karma Automotive LLC.

“Use” means to use, practice, reproduce, display (publicly or otherwise), distribute, perform (publicly or otherwise), prepare derivative works of, improve, modify, sell, offer for sale, make, have made, import, export, and otherwise exploit.

1.3            Other Terms. Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement. As used in this Agreement, defined terms in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

EXECUTION VERSION

1.4            Interpretation. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. Whenever the words “included,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Unless otherwise indicated, the words “herein,” “hereof,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. All references to “or” shall be construed as “and/or”. Unless otherwise indicated, all references to dollars refer to United States dollars. Any other rules of construction with respect to this Agreement shall be governed by section 102 of the Bankruptcy Code.

Article II
Settlement terms

2.1      Bankruptcy Court Approval. This Agreement shall be binding upon the Parties from the date of its execution, but is expressly subject to and contingent upon entry of the Approval Order by the Court and payment of the Settlement Payment (the “Settlement Effective Date”).

(a)            Promptly upon the mutual execution and delivery of this Agreement and by no later than August 15, 2023, the Debtors shall file a motion with the Court seeking entry of the Approval Order (the “Settlement Motion”). The Debtors shall file a motion, or such other pleadings as necessary, to expedite and shorten notice for hearing on the Settlement Motion.

(b)            The Debtors and Karma shall use commercially reasonable efforts to achieve entry of the Approval Order as soon as reasonably practicable, including by working in good faith to promptly resolve all formal and informal objections, if any, to the Settlement Motion and the Approval Order. The Parties shall not take any action in the Court or the California District Court inconsistent with obtaining the Approval Order as expeditiously as reasonably practicable; provided, however, nothing in this Agreement shall be construed as limiting (i) Karma’s ability to continue to pursue all of its rights and claims in the California District Court unless and until the Settlement Payment is paid in full to Karma or (ii) the Debtors’ ability to continue to pursue any of their rights, claims, and defenses in the California District Court.

(c)            If the Court enters an order denying approval of this Agreement, the Agreement will be null and void and will be of no force and effect, and the Parties reserve all rights and remedies with respect to the subject matter hereof, including with respect to the California District Court Action.

(d)            The form and substance of the Approval Order shall be as set forth in Exhibit B hereto or otherwise reasonably acceptable to the Parties and shall include, among other things, a good faith finding under section 363(m) of the Bankruptcy Code and a waiver of any stay of the effectiveness of the Approval Order.

2.2      Settlement Payment to Karma. Promptly following the Court’s entry of the Approval Order the Debtors shall make a cash payment to Karma in the total amount of $40 million (the “Settlement Payment”), of which $5 million (the “License Payment” or “Royalty”) shall be on account of the one-time Royalty required by the License (as defined in the License Agreement).  The wire for the Settlement Payment shall be initiated the same business day as the Approval Order, unless entry of the Approval Order occurs after 12:00 p.m. Eastern Time or occurs on a non-Business Day, in which case the wire payment shall be made on the next Business Day.  The Settlement Payment shall be made to Karma’s counsel of record in the Chapter 11 Cases by wire transfer in accordance with the wire instructions set forth in Section 2.2(a).  The Settlement Payment shall be in full satisfaction of the Debtors’ obligations under this Agreement and of all of Karma’s Claims against the Debtors.  For the avoidance of any doubt, the Settlement Payment shall be inclusive of the License Payment and in no event shall the Debtors be required to make any payment in excess of $40 million under this Agreement.

EXECUTION VERSION

(a)            The payment of the Settlement Payment to Karma shall be made via wire transfer in readily available funds to the following Seyfarth Shaw LLP Escrow Account:

[ intentionally omitted ]

2.3            License Agreement. Effective upon the Settlement Effective Date, Karma, on behalf of itself and its predecessors, successors, and assigns (“Licensor Parties”), (a) does hereby grant (in consideration for the Settlement Payment and the License Payment, which is included within the Settlement Payment and without the need for any further action, consideration or compensation) the License (as defined in the License Agreement) to the Debtors and their Affiliates (together with their predecessors, successors and assigns, “Licensee Parties”) and their Related Parties and (b) is hereby bound by the other obligations, covenants, representations and warranties, as set forth in Exhibit A attached hereto (the “License Agreement”). To the extent this Agreement is terminated in accordance with Section 2.7, the issuance of the License by Karma shall not be used as a defense in the California District Court Action.

2.4            Return and/or Destruction of Certain Other Party’s Documentation. Within forty-five (45) days upon the Approval Order becoming a Final Order, Debtors and Karma agree to make a good faith effort to return, or confirm the destruction of, hard-copy and electronic documents that were produced in discovery in the California District Court Action that contain information originating from the other Party and that are located in files, computers or devices owned by Debtors or Karma.  Further, Debtors shall request, and in the case of any person currently employed by the Debtors instruct, that the other defendants in the California District Court Action certify no later than the date of entry of the Approval Order that they have or will within forty-five (45) days of the Settlement Effective Date make a good faith effort to return, or confirm the destruction of, all hard-copy and electronic documents that they provided to LMC that were produced in discovery in the California District Court Action that contain information originating from Karma. Notwithstanding the foregoing, and for the avoidance of doubt, Debtors shall be permitted to retain all documents and Software into which Karma IP has been incorporated comprising the Debtors’ Technology or otherwise with respect to Debtors’ exercise of the License.

EXECUTION VERSION

2.5            Stay of the California District Court Action. Upon the Settlement Effective Date (and, in any event, not later than the next Business Day thereafter), the Parties shall (a) provide a status update to the California District Court regarding this Agreement, (b) stipulate to stay any and all dates, statutes of limitation and deadlines in the California District Court Action as to all parties in the California District Court Action, including the trial set for September 12, 2023, (c) obtain entry of the California District Court Order staying all dates, statutes of limitation and deadlines in the California District Court Action as to all defendants, and (d) agree to dismissal of the California District Court Action with prejudice as to all defendants upon certification of the parties that the Approval Order has been entered and become a Final Order.

2.6            Dismissal of the California District Court Action With Prejudice. After occurrence of the Settlement Effective Date and promptly upon the Approval Order becoming a Final Order (and, in any event, within three (3) Business Days thereafter), the Parties shall each certify to the California District Court that the Approval Order has become a Final Order and Karma shall take any such other actions as may be necessary to dismiss the California District Court Action with prejudice with respect to the Debtors and all other defendants named in the California District Court Action. The Parties agree to cooperate with one another, and to execute and deliver such documents, notices, stipulations, or motions as any other Party reasonably may request to effectuate the dismissal described in this Section 2.6.

2.7            Termination. Each Party shall have the right to terminate this Agreement in its entirety prior to the payment of the Settlement Payment upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach within five (5) Business Days after receipt from the non-breaching Party of written notice specifying the breach and requesting its cure. Karma may otherwise terminate this Agreement solely if (a) the Approval Order has not been obtained by August 28, 2023; (b) the effectiveness of the Approval Order is stayed prior to Karma’s receipt of the full Settlement Payment, (c) the Settlement Payment has not been paid in full in accordance with Section 2.2, and any Settlement Payment amount paid to Karma is returned to the Debtors, or (d) the Approval Order is reversed on appeal, the order reversing such appeal becomes a Final Order and the Settlement Payment is returned to the Debtors. The Debtors may otherwise terminate this Agreement solely if (x) the Approval Order has not been entered by the Court by August 28, 2023, (y) the effectiveness of the Approval Order is stayed prior to Karma’s receipt of the full Settlement Payment or (z) the Approval Order is reversed on appeal and the order reversing such appeal becomes a Final Order.

2.8            Sale. Provided that the Debtors have complied with all of their obligations under this Agreement and that this Agreement has not been terminated, Karma shall not take any action for the purpose of, or that would reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of any Sale.

EXECUTION VERSION

Article III
RELEASES

3.1            Mutual Releases.

(a)            For the mutual promises herein and for other good and valuable consideration set forth in this Agreement, the sufficiency of which is hereby acknowledged, the Parties agree to the following mutual releases, which shall become effective upon the Settlement Effective Date; provided, however, that such mutual releases shall cease to be effective if and only if the Agreement is terminated by either party after the Approval Order is reversed on appeal by a Final Order and the Settlement Payment is returned to the Debtors.

(b)            Release by the Debtors. Upon the Settlement Effective Date, in consideration of the covenants, promises, and consideration set forth herein (the receipt and sufficiency of which is hereby acknowledged by the Debtors), each Debtor, on behalf of itself and its bankruptcy estate, and each Debtor’s respective present and former attorneys, financial advisors, accountants, investment bankers, consultants, professionals, advisors, agents, officers, directors, principals, partners, members, managers, employees (including independent contractors), subsidiaries, divisions, predecessors, management companies, and other Representatives (each, a “Debtor Release Party”), hereby fully, finally, releases, acquits and forever discharges Karma, and Karma’s respective present and former (all in their capacities as such) attorneys, financial advisors, accountants, investment bankers, consultants, professionals, advisors, agents, officers, directors, principals, partners, members, managers, employees (including independent contractors), subsidiaries, divisions, predecessors, management companies, and other Representatives (each, a “Karma Release Party”) from any and all Claims, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing through the Settlement Effective Date, that such Debtor Release Party (whether individual or collectively) ever had or now has based on or relating to Karma and the Debtors, that were alleged or could have been alleged in the California District Court Action, the Estimation Motion, the Chapter 11 Cases, or any act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing. Notwithstanding anything herein to the contrary, this Section 3.1(b) shall not release any rights or obligations under this Agreement (including the License Agreement) or the Approval Order.

(c)            Release by Karma. Upon the Settlement Effective Date, in consideration of the covenants, promises, and consideration set forth herein (the receipt and sufficiency of which is hereby acknowledged by Karma), each Karma Release Party hereby fully, finally, releases, acquits and forever discharges each Debtor Release Party from any and all Claims, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing through the Settlement Effective Date, that such Karma Release Party (whether individual or collectively) ever had or now has, based on or relating to Karma and the Debtors, that were alleged or could have been alleged in the California District Court Action the Estimation Motion, the Chapter 11 Cases, or any act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing. Notwithstanding anything herein to the contrary, this Section 3.1(c) shall not release any rights or obligations under this Agreement (including the License Agreement) or the Approval Order. In addition, after the Settlement Effective Date and prior to dismissal of the California District Court Action with prejudice, the Debtor Release Parties shall not use this release as a defense to the claims and defenses alleged in the California District Court Action, provided that Karma shall not take any steps to prosecute the California District Court Action following the Settlement Effective Date, unless and until this Agreement is terminated in accordance with Section 2.7.

EXECUTION VERSION

(d)            Unknown Claims. The Parties hereby understand and waive the effect of Section 1542 of the California Civil Code, which provides:

§1542. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

THE PARTIES AGREE TO ASSUME THE RISK OF ANY AND ALL UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CAUSES OF ACTION, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS WHICH ARE RELEASED BY THIS AGREEMENT AND THE PARTIES HEREBY WAIVE AND RELEASE ALL RIGHTS AND BENEFITS WHICH THEY MIGHT OTHERWISE HAVE UNDER THE AFOREMENTIONED SECTION 1542 OF THE CALIFORNIA CIVIL CODE WITH REGARD TO THE RELEASE OF SUCH UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CAUSES OF ACTION, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS. TO THE EXTENT (IF ANY) ANY OTHER LAWS SIMILAR TO SECTION 1542 OF THE CALIFORNIA CIVIL CODE MAY BE APPLICABLE, THE PARTIES WAIVE AND RELEASE ANY BENEFIT, RIGHT OR DEFENSE WHICH THEY MIGHT OTHERWISE HAVE UNDER ANY SUCH LAW WITH REGARD TO THE RELEASE OF UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CAUSES OF ACTION, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS.

Article IV
REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants as to itself that, as of the execution of this Agreement:

4.1            Power and Authority. Each Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has all the requisite corporate, partnership, limited liability company, or other similar power and authority to execute and deliver this Agreement and the other documents and instruments contemplated hereby to which it is contemplated to be a party and perform its obligations under this Agreement and the other documents and instruments contemplated hereby to which it is contemplated to be party, subject, in the case of the Debtors, to entry by the Court of the Approval Order. The execution, delivery, and performance by each Party under this Agreement and the other documents and instruments contemplated hereby to which such Party is contemplated to be a party have been duly authorized by all necessary corporate, partnership, limited liability company, or other similar action on its part, and no corporate, partnership, limited liability company, or other similar actions or proceedings on its part are necessary to authorize it to enter in to this Agreement or the other documents or instruments contemplated hereby to which it is contemplated to be a party, subject, in the case of the Debtors, to entry by the Court of the Approval Order.

EXECUTION VERSION

4.2            Enforceability. This Agreement and each other agreement and document executed and delivered by each Party in connection herewith have been duly executed and delivered by such Party and constitutes an authorized, valid, and legally binding obligation of such Party, enforceable in accordance with their respective terms subject, in the case of the Debtors, to the entry by the Court of the Approval Order.

4.3            No Conflict. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder, and compliance with the terms and provisions of this Agreement, in each case, by such Party does not and will not (a) conflict with any provision of the organizational documents of any Party; (b) require any consent or approval, governmental or otherwise, not already obtained, other than, in the case of the Debtors, the Approval Order; (c) violate any contract, agreement, document, judgment, license, or order applicable to or binding upon such Party or any of its direct or indirect subsidiaries, subject, in the case of the Debtors, to Court approval of this Agreement.

Karma hereby represents and warrants as to itself that, as of the execution of this Agreement:

4.4            Karma Claims. Karma is the sole and exclusive owner of all claims or causes of action asserted by Karma in the California District Court Action and no Affiliate of Karma has any claims or causes of action asserted in the California District Court Action or arising from or related to the facts or circumstances set forth in the California District Court Action.

Article V
MISCELLANEOUS

5.1            Titles and Headings. The headings used in this Agreement are for convenience only and shall be disregarded in interpreting the substantive provisions of this Agreement.

5.2            Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Other than with respect to the License and License Agreement (including any rights thereunder), this Agreement or any rights hereunder may not be assigned by any Party without the prior written consent of the other Parties, and any attempted assignment in violation of this provision shall be null and void. For clarity, the License or License Agreement (including any rights thereunder) or both may be freely transferred, assigned or sublicensed, in whole or in part, including by operation of law or otherwise, to one or more third Persons in accordance with the terms of the License Agreement.

5.3            Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original and all of which taken together will be deemed to be one and the same instrument.

5.4      Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. FOR AVOIDANCE OF DOUBT, THIS PARAGRAPH SHALL NOT APPLY TO THE CALIFORNIA DISTRICT COURT ACTION.

EXECUTION VERSION

5.6            Jurisdiction. The Court shall retain jurisdiction with respect to all matters arising from or related to this Agreement, the implementation of this Agreement, and the Approval Order. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Court, (b) waives any objection to laying venue in any such action or proceeding in Delaware, (c) waives any objection that the Court is an inconvenient forum, does not have jurisdiction over any Party hereto, or lacks the authority to enter final orders in connection with such action or proceeding, and (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any form of substantially similar mail), postage prepaid, to such Party at the address set forth for such Party in this Agreement; provided, however, that this Agreement and the releases set forth herein may be submitted in any court, arbitration, or other legal proceeding to enforce the terms of such releases. Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory). For avoidance of doubt, this paragraph shall not apply to the California District Court Action.

5.7            No Admission of Liability. This Agreement is intended to settle and dispose of claims, any and all of which are contested and denied. This Agreement, and any and all negotiations, documents and discussions associated with it, is not and shall not be asserted by any Party or any representative of any Party, nor deemed or construed for any purpose whatsoever to be an admission, adjudication, or evidence of any fault or any liability by any Party with respect to any claim or matter, or as to the existence or non-existence of any fact, and shall not be offered or admissible into evidence in any proceeding to which any Party is a party, other than a proceeding to enforce or for breach of the terms of this Agreement.

5.8            Fees, Costs, and Expenses. The Parties agree that each of them shall bear its own legal costs and expenses in connection with the negotiation, drafting and execution of this Agreement. The Parties further agree that the prevailing Party in any action to enforce this Agreement shall be entitled to reasonable fees, costs, and expenses, including attorneys’ fees, costs, and expenses, incurred by such Party in connection with any such action.

5.9            Entire Agreement. This Agreement (including, for clarity, the License Agreement) contains the entire agreement of the Parties hereto with respect to the matters covered and the transactions contemplated hereby and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the Parties.

5.10            Drafting. The Parties acknowledge that all of the Parties hereto participated fully in the drafting of this Agreement and that, accordingly, any ambiguities in this Agreement shall not be construed against a Party on the grounds that such Party was the drafter of this Agreement.

5.11            Modifications/Amendments; Waiver. This Agreement may be modified or amended only by written agreement executed by each of the Parties in its sole and absolute discretion. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to the benefits of such term, but such waiver shall be effective only if it is in a writing signed by the Party entitled to the benefits of such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

EXECUTION VERSION

5.12            Non-Severability. This Agreement is to be construed as a whole, and all provisions of it are to be read and construed together. In case any provision in this Agreement shall be found to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby, and such remaining provisions shall be enforced and effectuated taking account of and in consideration of the purposes and intentions of the Parties to this Agreement, as reflected, in total, by its terms.

5.13            Notice. All notices, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the e-mail address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight courier service, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands, and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

(a)	If to the Debtors, to:

Lordstown Motors Corp.
27000 Hills Tech Ct.
Farmington Hills, MI 48331

with a copy to:

Thomas E Lauria
White & Case LLP
Southeast Financial Center
200 S. Biscayne Boulevard, Suite 4900
Miami, FL 33131

tlauria@whitecase.com

-and-

David M. Turetsky
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
dturetsky@whitecase.com

EXECUTION VERSION

(b)	If to Karma, to:

Karma Automotive LLC

9950 Jeronimo Road
Irvine, California 92618

with a copy to:

Michael D. Wexler
James B. Sowka
Jesse M. Coleman

Seyfarth Shaw LLP
233 S. Wacker Drive, Suite 8000

Chicago, IL 60606

mwexler@seyfarth.com
jsowka@seyfarth.com
jmcoleman@seyfarth.com

5.14            Settlement. This Agreement is a settlement of various disputes between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

5.15            Advice of Counsel. Each Party acknowledges and agrees that it has given careful thought to this Agreement, has reviewed or has had the opportunity to review this Agreement independently with legal counsel of his or its choice, and/or has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions in this Agreement. The Parties further represent that they are entering into this Agreement freely and voluntarily, relying solely upon the advice of their own counsel, and not relying on the representation of any other Party or of counsel for any other Party, except as stated in this Agreement.

5.16            No Tax Representations. Each Party is responsible for accurately determining and reporting the tax consequences of the making and/or performance of this Agreement. The Parties further acknowledge and agree (a) that no representations have been made by any other Party regarding the appropriate tax treatment of any financial benefits or detriments resulting from the making and/or performance of this Agreement, and (b) that no Party shall have any claim against any other Party based on or arising from the inaccurate reporting of the tax consequences of the making or performance of this Agreement.

EXECUTION VERSION

5.17            No Third-Party Beneficiaries. Except as set forth in the License Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any individual or entity other than the Parties hereto and their respective successors and permitted assigns; provided, that, each of the Karma Release Parties and the Debtor Release Parties shall be direct third-party beneficiaries of the terms of this Agreement applicable to such parties.

5.18            Further Assurances. Each Party hereby agrees to promptly take such action and do such things as may be reasonably appropriate or necessary to give full effect to this Agreement, including, for clarity, executing all documents to effect any Transfer or sublicense requested by a Licensee Party. The Parties will cooperate fully and will execute and deliver any and all supplementary papers, documents, instruments and other assurances, including any such documents, information, or assurances, as may be necessary, in connection with the Sale Process, and shall do any and all acts that may be reasonably necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

5.19            No Warranties. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT (INCLUDING, FOR CLARITY, THE LICENSE AGREEMENT), NEITHER THE PARTIES HERETO NOR ANY OF THEIR RESPECTIVE AFFILIATES ARE MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, TO ANY OTHER PARTY AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

5.20            No Consequential Damages. NO PARTY SHALL BE ENTITLED TO RECOVER UNDER THIS AGREEMENT FROM ANY OTHER PARTY ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS. For avoidance of doubt, This paragraph shall not apply to the California District Court Action.

5.21            Time is of the Essence. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

KARMA AUTOMOTIVE LLC		LORDSTOWN MOTORS CORP.

By:	/s/ Jeffrey J. Wawrzyniak	By:	/s/ Daniel A. Ninivaggi
Title:	Chief Administrative Officer and General Counsel	Title:	Executive Chairman

LORDSTOWN EV CORPORATION

		By:	/s/ Daniel A. Ninivaggi
		Title:	Executive Chairman

LORDSTOWN EV SALES LLC

		By:	/s/ Daniel A. Ninivaggi
		Title:	Executive Chairman

[Signature page to the Settlement Agreement and Release, dated August 14, 2023]

Exhibit A
License Agreement

1.            Incorporation by Reference. Capitalized terms used, but not otherwise defined in this License Agreement have the meanings ascribed to them in Sections 1.2 (Definitions) of the Agreement, and these are, along with Section 1.3 (Other Terms), Section 1.4 (Interpretation), Section 3.1(c) (Release by Karma), Article IV (Representation and Warranties) and Article V (Miscellaneous) of the Agreement, hereby incorporated into this License Agreement mutatis mutandis. For clarity, and without limiting Section 3.1(c) (Release by Karma), such release covers, to the extent not already covered, the Licensee Parties’ Related Parties with respect to their Use of any of the Licensee Party’s products or services.

2.            License. Karma hereby grants to the Licensee Parties, a worldwide, non-exclusive, transferable, royalty-free (except for the full Settlement Payment including License Payment or Royalty therein), fully paid-up, sublicensable, perpetual and irrevocable license (the “License”) to Use any and all of the Karma Intellectual Property. For clarity, and notwithstanding any other provision herein (including the Agreement), the License shall cover the Licensee Parties’ Related Parties with respect to their Use of the any of the Licensee Party’s products or services.

3.            Covenant. In addition and without limitation to Section 2 (License) of this License Agreement and Section 3.1(c) (Release by Karma) of the Agreement, Karma, hereby covenants not to sue or otherwise institute or prosecute any claim or other action against any of the Licensee Parties for any past, present or future infringement, misappropriation, dilution, misuse or any other violation of the Karma IP Used by Debtors or any other Licensee Party.

4.            Ownership of the Karma IP. Subject to the rights and License granted to the Licensee Parties and their Related Parties in this License Agreement, nothing in this License Agreement transfers, conveys or assigns any ownership interests in or to the Karma IP to any of the Licensee Parties or any of their Related Parties, and the ownership of the Karma IP shall remain, to the extent owned by the applicable Licensor Party, with such Licensor Party to be used, sold or developed in any manner Licensor and its assigns or affiliates see fit.

5.            Improvements. Any and all improvements, derivative works, and modifications made to the Karma IP conceived, reduced to practice, authored, created or developed by, for, or on behalf of, the Debtors (or any of a Licensee Party or their Related Parties from the Settlement Effective Date) (including all IP Rights therein or thereto), whether solely or jointly, shall, as between the Licensor Parties and the Licensee Parties, be solely owned by the applicable Licensee Party or Related Party. Nothing in this License Agreement transfers, assigns, conveys, disposes of, licenses or confers any right to use any such modifications, derivative works or improvements to the Licensor Parties and the Licensee Parties or Related Parties (as applicable) may freely transfer, assign, convey, dispose of, licenses or confers any right to use such modifications, derivative works or improvements to any third Person, in their sole discretion, whether during the Chapter 11 Cases or thereafter.

6.            Transfer. Any of the Licensee Parties may freely divest, sell, transfer, assign, convey, dispose of, sublicense or confer any right, title or interest, in or to or create any Lien on (each a “Transfer”) or sublicense the License or this License Agreement (including any rights hereunder) or both, in whole or in part, including by operation of law or otherwise, to or one or more third Persons, in their sole discretion, whether during the Chapter 11 Case or thereafter.

7.            Karma IP Representations and Warranties. Karma, on behalf of itself and the Licensor Parties, hereby represents and warrants that (i) Karma possesses and is the sole and exclusive owner of all right, title, and interest in and to the Karma IP or otherwise has the valid and continuing right to grant the License and other rights hereunder, in each case, free and clear of any Liens and none of the foregoing shall be adversely impacted by the execution, delivery and performance of the Agreement (including this License Agreement), (ii) no Affiliate of Karma owns (or purports to own) or controls any of the Karma IP, (iii) the Licensor Parties have not granted and will not grant any licenses or other rights that would conflict with or prevent the License, covenants, releases, or other rights or immunities granted to the Licensee Parties under this License Agreement, (iv) the Karma IP and the Use thereof, in each case, as permitted under this License Agreement, does not and will not infringe, misappropriate, dilute, misuse or otherwise violate any third Person’s IP Rights, and (v) the Licensor Parties have not Transferred (and will not) any rights in or to the Karma IP that would prevent or impair the full and complete exercise of the terms of this License Agreement.

8.            Insolvency. The Parties acknowledge and agree that the Intellectual Property Rights comprising the Karma IP is “intellectual property” as defined in section 101(35A) of the Bankruptcy Code that have been licensed hereunder in a contemporaneous exchange for value. Karma, on behalf of the Licensor Parties, acknowledges that even if Karma or another Licensor Party ever becomes a debtor in possession under the Bankruptcy Code and rejects the Agreement (or License Agreement), it is the intent of the Parties, and Karma hereby agrees, on behalf of itself and the Licensor Parties, all of the licenses, covenants not to sue, releases and rights and immunities granted under the Agreement (including this License Agreement) shall continue without termination, rejection or avoidance by virtue of or in the context of such proceeding. The Parties further agree that in the event a bankruptcy proceeding is instituted by or against Karma or another Licensor Party, the provisions of section 365(n) of the Bankruptcy Code will apply, and the Debtors and other Licensee Parties will retain and may fully exercise all of their rights and elections under the Bankruptcy Code. Karma, on behalf of itself and the other Licensor Parties, hereby irrevocably and unconditionally grants, conveys, and hypothecates (with no action required by the Parties) to the Licensee Parties the licenses, covenants, and releases that are provided in Section 1 – 8 of this License Agreement including Section 3.1(c) (Release by Karma) of the Agreement (that, for clarity, is incorporated by reference herein pursuant to Section 1 above). Upon written request from a Debtor to Karma of Karma’s (or another Licensor Party’s) election to proceed under section 365(n), Karma shall comply in all respects with section 365(n) of the Bankruptcy Code (or procure the applicable Licensor Party to), including by not interfering with the rights of Debtors and the other Licensee Parties as provided by this License Agreement.

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Exhibit B

Proposed Form of Approval Order

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re	Chapter 11

Lordstown Motors Corp., et al.,[1]	Case No. 23-10831 (MFW)

Debtors.	(Jointly Administered)

Re: Docket No.

ORDER APPROVING THE SETTLEMENT AGREEMENT BY AND AMONG

THE DEBTORS AND KARMA AUTOMOTIVE LLC

Upon the motion (the “Motion”)2 of the Debtors for entry of an order (this “Order”) pursuant to sections 105(a) and 363 of the Bankruptcy Code and Rules 6004 and 9019(a) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) approving the settlement agreement between Lordstown Motors Corp. (“LMC”), Lordstown EV Corporation, and Lordstown EV Sales LLC (collectively, the “Debtors”) and Karma Automotive LLC on behalf of itself and its affiliates (collectively, “Karma,” and, together with the Debtors, the “Parties”), attached hereto as Exhibit 1, all as more fully set forth in the Motion; and the Court having found that it has jurisdiction to consider the Motion and the relief requested therein in accordance with 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference, dated February 29, 2012 (Sleet, C.J.); and consideration of the Motion and the relief requested therein being a core proceeding under 28 U.S.C. § 157(b); and venue being proper before this Court under 28 U.S.C. §§ 1408 and 1409; and due, sufficient, and proper notice of the Motion having been provided under the circumstances and in accordance with the Bankruptcy Rules and the Local Rules, and it appearing that no other or further notice need be provided; and a hearing having been held to consider the relief requested in the Motion (the “Hearing”); and upon the record of the Hearing and all of the proceedings had before the Court; and the Court having found and determined that the relief sought in the Motion is in the best interests of the Debtors, their estates, their creditors, their stakeholders, and all other parties-in-interest, and that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and after due deliberation and sufficient cause appearing therefor,

[1]	The Debtors and the last four digits of their respective taxpayer identification numbers are: Lordstown Motors Corp. (3239); Lordstown EV Corporation (2250); and Lordstown EV Sales LLC (9101). The Debtors’ service address is 27000 Hills Tech Ct., Farmington Hills, MI 48331.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Motion or the Settlement Agreement, as applicable.

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IT IS HEREBY ORDERED THAT:

1.            The Motion is GRANTED as set forth herein. Any objections or reservations of rights filed in respect of the Motion are overruled, with prejudice.

2.	The Settlement Agreement, attached hereto as Exhibit 1, is APPROVED in its entirety.

3.            The Debtors have demonstrated good, sufficient, and sound business purposes and justifications for approval of and entry into the Settlement Agreement (including the License Agreement). The Debtors’ and Karma’s entry into and performance under the Settlement Agreement and the consummation of the Settlement contemplated thereby constitutes reasonable business judgment and such acts are in the best interests of each Debtor, its estate, and all parties in interest. The Court finds that the Debtors have articulated good and sufficient reasons justifying the Settlement. Such reasons include, but are not limited to, that the performance under the Settlement Agreement and the consummation of the Settlement contemplated will (a) bring to an expedited conclusion years of contentious litigation between the Debtors and Karma, resolve what the Debtors believe to be the largest asserted claims against them, and maximize the likelihood of full creditor recoveries and recoveries for stockholders in these Chapter 11 Cases; (b) remove a significant impediment to the Debtors’ ongoing efforts to market and sell their assets; (c) resolve Karma’s ongoing asserted interests in property that the Debtors contend are the Debtors’ assets; and (d) remove the ongoing distraction, costs, and delay associated with the California District Court Action so that the Debtors, their management, and their professionals are able to devote greater attention to the successful resolution of the sale process and the Chapter 11 Cases.

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4.            The Debtors and Karma, and each of their respective officers, directors, employees, and agents, are authorized and empowered to execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers and to take any and all actions necessary and appropriate to consummate, complete, execute, and implement the Settlement Agreement in accordance with the terms and conditions thereof. The Settlement Agreement and this Order constitute and evidence the valid and binding obligations of the Parties, which obligations shall be enforceable by each Party against each other Party in accordance with the terms of the Settlement Agreement and this Order.

5.            The Settlement Agreement shall be binding upon the Parties from the date of its execution, but is expressly subject to and contingent upon entry of this Order by this Court (the “Settlement Effective Date”).

6.            Promptly following the Court’s entry of this Order, the Debtors shall make a cash payment to Karma in the total amount of $40 million (the “Settlement Payment”), of which $5 million (the “License Payment” or “Royalty”) shall be the one-time Royalty payment on account of the License (as defined in the License Agreement). The wire for the Settlement Payment shall be initiated the same business day as of the entry of this Order, unless entry of this Order occurs after 12:00 p.m. Eastern Time or occurs on a non-business day, in which case the wire payment shall be made on the next Business Day. The Settlement Payment shall be made to Karma’s counsel of record in the Chapter 11 Cases by wire transfer in accordance with the wire instructions set forth in Section 2.2(a) of the Settlement Agreement. The Settlement Payment shall be in full satisfaction of the Debtors’ obligations under the Settlement Agreement and of all of Karma’s Claims against the Debtors. For the avoidance of any doubt, the Settlement Payment shall be inclusive of the License Payment and in no event shall the Debtors be required to make any payment in excess of $40 million under the Settlement Agreement.

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7.            Effective upon the Settlement Effective Date, Karma, on behalf of itself and its predecessors, successors, and assigns (“Licensor Parties”), (a) does hereby grant (in consideration for the Settlement Payment and the License Payment, which is included within the Settlement Payment and without the need for any further action, consideration or compensation) the License (as defined in the License Agreement) to the Debtors and their Affiliates (together with their predecessors, successors and assigns, “Licensee Parties”) and their Related Parties and (b) is hereby bound by the other obligations, covenants, representations and warranties, as set forth in the License Agreement attached as Exhibit  A to the Settlement Agreement (“License Agreement”).

8.            Within forty-five (45) days upon this Order becoming a Final Order, Debtors and Karma agree to make a good faith effort to return, or confirm the destruction of, hard-copy and electronic documents that were produced in discovery in the California District Court Action that contain information originating from the other Party and that are located in files, computers or devices owned by Debtors or Karma. Further, Debtors shall request, and in the case of any person currently employed by the Debtors instruct, that the other defendants in the California District Court Action certify no later than the date of entry of this Order that they have or will within forty- five (45) days of the Settlement Effective Date make a good faith effort to return, or confirm the destruction of, all hard-copy and electronic documents that they provided to LMC that were produced in discovery in the California District Court Action that contain information originating from Karma. Notwithstanding the foregoing, and for the avoidance of doubt, Debtors shall be permitted to retain all documents and Software into which Karma IP has been incorporated comprising the Debtors’ Technology or otherwise with respect to Debtors’ exercise of the License.

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9.            Upon the Settlement Effective Date (and, in any event, not later than the next Business Day thereafter), the Parties shall (a) provide a status update to the California District Court regarding the Settlement Agreement, (b) stipulate to stay any and all dates, statutes of limitation and deadlines in the California District Court Action as to all parties in the California District Court Action, including the trial set for September 12, 2023, (c) obtain entry of the California District Court Order staying all dates, statutes of limitation and deadlines in the California District Court Action as to all defendants, and (d) agree to dismissal of the California District Court Action with prejudice as to all defendants upon certification of the parties that this Order has been entered and become a Final Order.

10.            After occurrence of the Settlement Effective Date and promptly upon this Order becoming a Final Order (and, in any event, within three (3) Business Days thereafter), the Parties shall each certify to the California District Court that this Order has become a Final Order and Karma shall take any such other actions as may be necessary to dismiss the California District Court Action with prejudice with respect to the Debtors and all other defendants named in the California District Court Action. The Parties agree to cooperate with one another, and to execute and deliver such documents, notices, stipulations, or motions as any other Party reasonably may request to effectuate the dismissal of the California District Court Action with prejudice.

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11.            The mutual releases between and among the Debtor Release Parties (as defined in the Settlement Agreement) and the Karma Release Parties (as defined in the Settlement Agreement) are hereby approved, and each Debtor Release Party and Karma Release Party shall be, and hereby is, deemed fully and forever to have released and to be permanently enjoined from asserting, pursuing, or prosecuting in any manner and in any form any and all Claims released pursuant to the Settlement Agreement. These mutual releases between and among the Debtor Release Parties and the Karma Release Parties shall be effective upon the Settlement Effective Date and subject to payment of the Settlement Payment; provided, however, that such mutual releases shall cease to be effective if and only if this Order is reversed on appeal by a Final Order and the Settlement Payment is returned to the Debtors.

12.            The Settlement Agreement was negotiated, proposed and is undertaken by the Debtors, their management, boards of directors or equivalent governing bodies, officers, directors, employees, agents, members, managers and representatives and Karma and its management, board of directors or equivalent governing body, officers, directors, employees, agents, members, managers and representatives, from arm’s-length bargaining positions without collusion or fraud, and in good faith within the meaning of section 363(m) of the Bankruptcy Code. As a result of the foregoing, Karma is entitled to all of the protections afforded by section 363(m) of the Bankruptcy Code, and Karma has proceeded in good faith in all respects in connection with the Settlement Agreement, and as such, is entitled to the full rights, benefits, privileges, and protections afforded thereby,

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13.            This Order and the Settlement Agreement shall be binding in all respects upon the Debtors, their estates, all creditors of, and holders of equity interests in, the Debtors, any holders of liens on the Assets (whether known or unknown), Karma and all successors and assigns of Karma, notwithstanding the dismissal of any of the Debtors’ cases or any subsequent appointment of any trustees, examiners, “responsible persons” or other fiduciaries in the Chapter 11 Cases or upon a conversion to chapter 7 under the Bankruptcy Code, and the Settlement Agreement shall not be subject to rejection or avoidance under any circumstances.

14.            The failure to specifically include any particular provisions of the Settlement Agreement or any related agreements in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court, the Debtors and Karma that the Settlement Agreement and any related agreements are authorized and approved in their entirety with such amendments thereto as may be made by the parties in accordance with this Order.

15.            The Settlement Agreement and transactions to be consummated thereby are not subject to avoidance, as against any of the Parties, pursuant to sections 544, 547, 548, or 549 of the Bankruptcy Code or any applicable state or other nonbankruptcy law, or in equity.

16.	The provisions of this Order are nonseverable and mutually dependent.

17.            Notwithstanding any provision in the Bankruptcy Rules to the contrary, the terms of this Order shall be immediately effective and enforceable upon its entry and not subject to any stay, notwithstanding the possible applicability of Bankruptcy Rules 6004(h) or otherwise.

18.            This Court shall, and hereby does, retain jurisdiction with respect to matters arising from or related to the implementation, interpretation, or enforcement of this Order.

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Exhibit C

Proposed Form of California District Court Order

ROBERT B. MILLIGAN, SBN 217348	THOMAS R. LUCCHESI
rmilligan@seyfarth.com	(admitted pro hac vice)
DANIEL JOSHUA SALINAS, SBN 282065	tlucchesi@bakerlaw.com
jsalinas@seyfarth.com	TERRY M. BRENNAN
SIERRA J. CHINN-LIU, SBN 322994	(admitted pro hac vice)
schinnliu@seyfarth.com	tbrennan@bakerlaw.com
SEYFARTH SHAW LLP	ANTHONY B. PONIKVAR
2029 Century Park East, Suite 3500	(admitted pro hac vice)
Los Angeles, California 90067	aponikvar@bakerlaw.com
Telephone: (310) 277-7200	BAKER & HOSTETLER LLP
Facsimile: (310) 201-5219	Key Tower, 127 Public Square,
Suite 2000
Cleveland, Ohio 44114
Telephone: (216) 621-0200
Facsimile: (216) 696-0740

Attorneys for Plaintiff	Attorneys for Defendants
KARMA AUTOMOTIVE LLC	LORDSTOWN MOTORS CORP., et al.

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

KARMA AUTOMOTIVE LLC, a	Case No.: 8:20-cv-02104-JVS-DFM
California limited liability company,
NOTICE OF SETTLEMENT AND
Plaintiff,	STIPULATION AND [PROPOSED]
ORDER REGARDING A STAY OF
v.	PROCEEDINGS AND DISMISSAL
OF ACTION PENDING
LORDSTOWN MOTORS CORP., an	SETTLEMENT APPROVAL
Ohio corporation; STEVE BURNS, an
individual, JOHN LEFLEUR, an	Complaint Filed: October 30, 2020
individual, DARREN POST, an	Trial Date: September 12, 2023
individual, RICH SCHMIDT, an
individual, ROGER J. DURRE, an
individual, HONG XIN HUAN
(A.K.A. “GEORGE” HUAN), an
individual, BEI QIN, an individual,
STEPHEN PUNAK, an individual,
CHRISTOPHER KIM, an individual,
DAN ZHIHONG HUANG, an
individual, PUNAK ENGINEERING,
INC., a California corporation, and
DOES 1 through 50, inclusive,

Defendants.

Plaintiff Karma Automotive LLC (“Karma”) and Defendants Lordstown Motors Corp. (“Lordstown”), Steve Burns, John LaFleur, Darren Post, Rich Schmidt, Roger J. Durre, George Huan, Bei Qin, Stephen Punak, Christopher Kim, Dan Huang, and Punak Engineering, Inc. (the “Individual Defendants,” collectively with Lordstown, “Defendants” and together with Karma, the “Parties”) hereby jointly submit this Notice of Settlement and Stipulation and [Proposed] Order Regarding a Stay of Proceedings and Dismissal of Action Pending Settlement Approval.

WHEREAS, on October 30, 2020, Karma commenced this action against Defendants;

WHEREAS, on June 27, 2023, Lordstown and certain affiliates (the “Debtors”) each commenced a voluntary case under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which chapter 11 cases are being jointly administered under Case No. 23-01831 (collectively, the “Chapter 11 Cases”);

WHEREAS the Parties agree that if this action proceeds and if there are additional potential disputes and litigation between and among the Parties, such litigation and disputes would result in significant additional cost and expense to the Parties, include risks of trial and litigation, and may be protracted and burdensome for all Parties, including with respect to the relief sought in the Chapter 11 Cases;

WHEREAS Karma and Lordstown have engaged in extensive arm’s-length negotiations and have entered in good faith into a settlement agreement and release dated August 14, 2023 (the “Settlement Agreement”). Among other things, the Settlement Agreement contemplates a settlement payment to Karma in exchange for releases and the dismissal of this action with prejudice as to all defendants after certain terms are met;

NOTICE OF SETTLEMENT AND STIPULATION AND [PROPOSED] ORDER REGARDING A STAY OF PROCEEDINGS AND

DISMISSAL OF ACTION PENDING SETTLEMENT APPROVAL

CASE NO.: 8:20-CV-02104-JVS-DFM

WHEREAS, the Settlement Agreement is binding from the date of its execution, subject to certain terms, but is expressly subject to and contingent upon entry of a final, nonappealable approval order by the Bankruptcy Court;

WHEREAS, the Debtors filed a motion with the Bankruptcy Court seeking approval of the Settlement Agreement on an expedited basis;

WHEREAS, on                     , 2023, the Bankruptcy Court entered an order approving the Settlement Agreement (the “Approval Order”);

WHEREAS, on                     , 2023, the Debtors made the settlement payment contemplated by the Settlement Agreement;

WHEREAS, Karma and Lordstown have stipulated in the Settlement Agreement to stay any and all dates, statutes of limitations, and deadlines scheduled in this action, including the trial set for September 12, 2023;

WHEREAS, Karma and Lordstown have stipulated in the Settlement Agreement to the dismissal of this action with prejudice as to all defendants upon certification of the Parties that the Approval Order has been entered and become a final, nonappealable order;

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by Karma and Defendants, through their undersigned counsel of record and subject to the approval of the Court, as follows:

1.            This action shall be stayed in its entirety. Any and all dates, statutes of limitations and deadlines scheduled in this action, including the trial set for September 12, 2023, shall be stayed.

2.            This action shall be dismissed with prejudice upon a certification filed by Karma and Lordstown that the Approval Order has become a final, nonappealable order.

NOTICE OF SETTLEMENT AND STIPULATION AND [PROPOSED] ORDER REGARDING A STAY OF PROCEEDINGS AND

DISMISSAL OF ACTION PENDING SETTLEMENT APPROVAL

CASE NO.: 8:20-CV-02104-JVS-DFM

3.            This Court shall retain jurisdiction of this matter and the Parties to enforce the terms of the Stipulated Protective Order entered by this Court on November 13, 2020, and to ensure that the Individual Defendants certify in writing that each has or will within forty-five (45) days of the [Settlement Effective Date] made a good faith effort to return, or confirm the destruction of, all hard-copy and electronic documents and information that each provided to Lordstown that were produced in discovery in this Action that contains information originating from Karma.

Dated: August [●], 2023	Respectfully Submitted,

BAKER & HOSTETLER LLP

SEYFARTH SHAW LLP

By:	By:

ROBERT B. MILLIGAN, SBN 217348	THOMAS R. LUCCHESI
rmilligan@seyfarth.com	(admitted pro hac vice)
DANIEL JOSHUA SALINAS, SBN 282065	tlucchesi@bakerlaw.com
jsalinas@seyfarth.com	TERRY M. BRENNAN
SIERRA J. CHINN-LIU, SBN 322994	(admitted pro hac vice)
schinnliu@seyfarth.com	tbrennan@bakerlaw.com
2029 Century Park East, Suite 3500	ANTHONY B. PONIKVAR
Los Angeles, California 90067	(admitted pro hac vice)
Telephone: (310) 277-7200	aponikvar@bakerlaw.com
Facsimile: (310) 201-5219	Key Tower, 127 Public Square, Suite 2000
Cleveland, Ohio 44114
MICHAEL D. WEXLER	Telephone: (216) 621-0200
(admitted pro hac vice)	Facsimile: (216) 696-0740
mwexler@seyfarth.com
KEVIN J. MAHONEY	RYAN D. FISCHBACH (SBN 204406)
(admitted pro hac vice)	rfischbach@bakerlaw.com
kmahoney@seyfarth.com	11601 Wilshire Boulevard, Suite 1400
233 South Wacker Drive, Suite 8000	Los Angeles, California 90025-0509
Chicago, Illinois 60606	Telephone: (310) 820-8800
Telephone: (312) 460-5000	Facsimile: (310) 820-8859
Facsimile: (312) 460-7000
Attorneys for Defendants
JESSE M. COLEMAN	LORDSTOWN MOTORS CORP., et al.
(admitted pro hac vice)
jmcoleman@seyfarth.com
700 Milam Street, Suite 1400
Houston, Texas 77002
Telephone: (713) 225-2300
Facsimile: (713) 225-2340

Attorneys for Plaintiff
Karma Automotive LLC

NOTICE OF SETTLEMENT AND STIPULATION AND [PROPOSED] ORDER REGARDING A STAY OF PROCEEDINGS AND

DISMISSAL OF ACTION PENDING SETTLEMENT APPROVAL

CASE NO.: 8:20-CV-02104-JVS-DFM

ORDER

PURSUANT TO THE PARTIES’ STIPULATION, IT IS HEREBY ORDERED THAT:

1.            This action is hereby stayed in its entirety. Any and all dates, statutes of limitations and deadlines scheduled in this action, including the trial set for September 12, 2023, are stayed.

2.            This action shall be dismissed with prejudice upon a certification by the Parties that the Approval Order has become a final, nonappealable order.

3.            The Court shall retain jurisdiction of this matter and the Parties to enforce the terms of the Stipulated Protective Order entered by this Court on November 13, 2020, and to ensure that the Individual Defendants certify in writing that each has within forty-five (45) days of the [Settlement Effective Date] made a good faith effort to return, or confirm the destruction of, all hard-copy and electronic documents and information that each provided to Lordstown that were produced in discovery in this Action that contains information originating from Karma.

IT IS SO ORDERED.

DATED:
HON. JAMES V. SELNA
UNITED STATES DISTRICT JUDGE

NOTICE OF SETTLEMENT AND STIPULATION AND [PROPOSED] ORDER REGARDING A STAY OF PROCEEDINGS AND

DISMISSAL OF ACTION PENDING SETTLEMENT APPROVAL

CASE NO.: 8:20-CV-02104-JVS-DFM